UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

QUMU CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1577970
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7725 Washington Avenue South
Minneapolis, Minnesota 55439
(Address of principal executive offices and zip code)

____________________________

Stock Option Agreement dated May 18, 2015 by and between
Qumu Corporation and Peter J. Goepfrich

(Full Title of the Plan)

____________________________

Copy to:
Sherman L. Black	April Hamlin
Chief Executive Officer	Charles P. Moorse
Qumu Corporation	Lindquist & Vennum LLP
7725 Washington Avenue South	4200 IDS Center
Minneapolis, Minnesota 55439	80 South 8th Street
(952) 683-7900	Minneapolis, Minnesota 55402
(612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	130,000	$4.96	$644,800	$74.93

(1)	The shares registered by this registration statement are shares of Common Stock reserved for issuance upon proper exercise of a stock option granted pursuant to a Stock Option Agreement dated May 18, 2015 by and between Qumu Corporation and Peter J. Goepfrich.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices per share of the Company’s Common Stock on The Nasdaq Stock Market on August 6, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Qumu Corporation (the “Company”) to register 130,000 shares of its common stock that may be issued upon proper exercise of a stock option granted pursuant to that certain Stock Option Agreement dated May 18, 2015 by and between Qumu Corporation and Peter J. Goepfrich.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the Note to Part I of Form S-8, the information required by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2014;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

(c)	All other reports filed (but not furnished) by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2014; and

(d)	The description of the Company’s common stock contained in its Registration Statements on Form 8-A (File No. 000-20728) filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock offered hereby have been sold or that deregisters all shares of the common stock then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                Description of Securities.

Not applicable.

Item 5.                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Statutes and Article 9 of the Company’s Amended and Restated Bylaws require, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the Company against judgments, penalties and fines (including attorneys’ fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the Company, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subdiv. 3, of the Minnesota Statutes requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court. The Company also maintains an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

Item 7.                Exemption from Registration Claimed.

Not applicable.

Item 8.                Exhibits.

Exhibit

4.1	Stock Option Agreement dated May 18, 2015 by and between Qumu Corporation and Peter J. Goepfrich
5.1	Opinion of Lindquist & Vennum LLP
23.1	Consent of Lindquist & Vennum LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)

Item 9.                Undertakings.

(a)                The undersigned registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 10, 2015.

QUMU CORPORATION

By:	/s/ Sherman L. Black
Sherman L. Black, Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Qumu Corporation hereby constitute and appoint Sherman L. Black and Peter J. Goepfrich, or either of them, with power to act one without the other, as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2015.

/s/ Sherman L. Black	Chief Executive Officer
Sherman L. Black	(Principal Executive Officer), Director

/s/ Peter J. Goepfrich	Chief Financial Officer (Principal Financial
Peter J. Goepfrich	and Accounting Officer)

/s/ Daniel R. Fishback	Director
Daniel R. Fishback

/s/ Thomas F. Madison	Director
Thomas F. Madison

/s/ Kimberly K. Nelson	Director
Kimberly K. Nelson

/s/ Robert F. Olson	Director
Robert F. Olson

/s/ Justin A. Orlando	Director
Justin A. Orlando

/s/ Donald T. Netter	Director
Donald T. Netter